Exhibit 99.1

Contacts:	Computer Motion
Bob Duggan
Chief Executive Officer
805-968-9600, ext. 113

Dan Tamkin
Investor Relations
805-968-9600, ext. 166

COMPUTER MOTION ANNOUNCES RECORD FIRST QUARTER
REVENUE

First Quarter 2003 Earnings Conference Call Scheduled For Today, Thursday, April 24th at
2:30 p.m. PT; Simultaneous Webcast Available at www.ComputerMotion.com

Santa Barbara, Calif., April 24, 2003 – Computer Motion, Inc. (Nasdaq: RBOT) today announced record revenue results for the first quarter ending March 31, 2003. Revenues for the quarter totaled $7,011,000 as compared to $5,691,000 recorded in the first quarter ended March 31, 2002, up 23%. Gross profit for the first quarter 2003 increased by 40% to $4,271,000 from $3,046,000 for the first quarter of 2002. Computer Motion achieved a 61% gross margin in the first quarter of 2003.

“We are excited about our record first quarter results and the sale of the first ZEUS® Surgical System in Latin America. Computer Motion continues to drive global presence and utilization of our robotic surgical systems,” stated Bob Duggan, Chairman and CEO of Computer Motion.

For Computer Motion’s first quarter 2003 financial statements, the company recorded a litigation provision of $3,039,000 and a merger expense incurred of $544,000. The litigation provision is comprised of the company’s intellectual property litigation expenses. Furthermore, all legal matters have been stayed pending the completion of the company’s announced merger agreement with Intuitive Surgical, Inc. The merger expenses are the costs recorded in association with the proposed merger between Intuitive Surgical and Computer Motion.

Net loss per share for the first quarter of 2003 totaled $0.52 as compared to $0.65 for the first quarter of 2002.

Computer Motion ended the first quarter of 2003 with $3,567,000 in cash. The $7,300,000 working capital line from Intuitive Surgical has not been drawn down upon.

Intuitive Surgical and Computer Motion continue to expect to close the proposed merger by the end of June 2003. Currently, planning for the post-merger transition is underway and the companies expect to meet the estimated $18 million in annual operating pre-tax cost savings. The outlook for the combined entity is to record between $110 and $130 million of 2003 revenue on a pro forma basis. The companies are targeting profitability by the fourth quarter of 2003 for the combined entity, excluding amortization of intangible assets and one-time charges associated with the merger. The companies are analyzing possible post-merger plans to enhance the efficiency and productivity of a merged company. While no final decisions have been made, the companies are considering various post-merger opportunities including the consolidation of manufacturing and administrative functions at corporate headquarters, maintaining an engineering presence in multiple locations, and creating a single sales and service force to cost-effectively serve and support customers world-wide.

Computer Motion will host a conference call to discuss its first quarter 2003 earnings today, April 24th, 2003 at 2:30 p.m. PT. To participate, please call 800-937-6983, or 706-679-5457, and ask to be connected to the Computer Motion First Quarter 2003 Earnings Conference Call. A live webcast will also be available at the Computer Motion Investor Relations website under the events section. Computer Motion’s website is www.ComputerMotion.com. For parties interested in a replay of the call, a digital playback will be available through May 8th, 2003 at 800-642-1687, or 706-645-9291, code 9993052. An archive of the webcast will also be available through May 8th, 2003 on the Computer Motion Investor Relations website under the events section.

Computer Motion’s products include: the ZEUS® Surgical System and accessories for minimally invasive surgery, the HERMES® Control Center, a centralized system that enables the surgeon to voice control a network of “smart” medical devices, and the AESOP® Robotic Endoscope Positioner, which was also the first surgical robot to be made commercially available in the U.S. The company’s newest product, the SOCRATES™ Telecollaboration System, is the first device in the newly created FDA category of Robotic Telemedicine Devices, and is designed to facilitate surgeon collaboration using video and audio conferencing, shared control of the endoscopic camera, and video annotation on the surgical image in the operating room. The company’s products are CE-Marked for commercial sale in the European Community. The company’s Web site is www.ComputerMotion.com.

This press release contains forward-looking statements concerning the company’s business and products. Actual results may differ materially depending on a number of risk factors, including the risks of not completing the proposed merger between Intuitive Surgical and Computer Motion, competition and competing technologies, duration or suspension of clinical studies, regulatory clearances and approvals, and physician, hospital and payor acceptance of the company’s products. These factors and other risks inherent in the company’s business are described from time to time in the company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K. The company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

In connection with Intuitive Surgical’s proposed merger with Computer Motion, Intuitive Surgical has filed a registration statement on Form S-4 containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF INTUITIVE SURGICAL AND COMPUTER MOTION ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER MATERIALS CONTAINED IN THE REGISTRATION STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT INTUITIVE SURGICAL, COMPUTER MOTION AND THE PROPOSED MERGER. The registration statement and any other documents filed with the SEC by Intuitive Surgical or Computer Motion may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intuitive Surgical by directing a request to Intuitive Surgical, Inc., 950 Kifer Road, Sunnyvale, CA 94086, Attn: Sarah Norton. Investors and security holders may obtain free copies of the documents filed with the SEC by Computer Motion by contacting Computer Motion, Inc., 130-B Cremona Drive, Goleta, CA 93117, Attn: Dan Tamkin.
RBOT-Santa Barbara

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COMPUTER MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenue	$7,011	$5,691
Cost of revenue	2,740	2,645

Gross profit	4,271	3,046

Gross profit %	61%	54%
Research & development expense	2,701	2,652
Selling, general & administrative expense	5,693	4,525
Merger expense	544	—
Litigation provision	3,039	291

Total operating expense	11,977	7,468

Loss from operations	(7,706)	(4,422)
Interest income	6	12
Interest expense	(132)	(13)
Foreign currency translation loss	(28)	(27)
Other expense	(4)	(2)

Total other income/(expense)	(158)	(30)

Loss before income tax provision	(7,864)	(4,452)
Income tax provision	10	6

Net loss	(7,874)	(4,458)
Dividend to Series B preferred stockholders	—	4,978
Dividend to Series C and D preferred stockholders	1,375	—

Net loss available to common stockholders	$(9,249)	$(9,436)

Weighted average common shares outstanding used to compute net loss per share — basic and diluted	17,694	14,467

Net loss per share — basic and diluted	$(0.52)	$(0.65)